EXHIBIT 19

Highlights (unaudited)
(Dollars in thousands, except per share amounts)


                                  Three Months Ended June 30,          Six Months Ended June 30        Twelve Months Ended June 30,

                                                     % Increase                         % Increase                       % Increase
                                    1996        1995  (Decrease)        1996        1995  (Decrease)     1996       1995 (Decrease)
Revenues and sales              $804,453    $786,476       2      $1,578,719  $1,550,091      2    $3,138,353  $3,046,445     3
Net income                      $ 91,908    $ 98,104      (6)     $  175,981  $  176,727      -    $  353,870  $  300,407    18
Primary earnings per average
  common share outstanding          $.48        $.52      (8)           $.92        $.93     (1)        $1.85       $1.58    17

Excluding gain on disposal or
  exchange of assets, write-down
  of assets and other:
  Net income                    $ 91,908    $ 81,497      13      $  177,462  $  160,120     11    $  352,109  $  316,023    11
  Earnings per share                $.48        $.43      12            $.93        $.84     11         $1.84       $1.66    11

Average common shares
  including equivalents      190,720,000 189,874,000       -     190,661,000 189,948,000      -   190,413,000 189,640,000     -
Annual dividend rate
  per common share                 $1.04        $.96       8
Total assets                                                                                       $5,373,846  $4,921,398     9
Telephone access lines                                                                              1,644,541   1,650,004     -
Cellular customers                                                                                    707,643     568,098    25

                                        14

Business Segments (unaudited)
(Dollars in thousands)


                               Three Months Ended June 30,        Six Months Ended June 30,            Twelve Months Ended June 30,

                                                % Increase                           % Increase                          % Increase
                               1996       1995   (Decrease)       1996         1995   (Decrease)      1996        1995   (Decrease)
Revenues and Sales:
  Telephone                $289,836   $302,545       (4)    $  579,644   $  605,071       (4)   $1,172,246  $1,193,689       (2)
  Information services      233,499    227,904        2        460,158      446,217        3       940,286     892,502        5
  Product distribution      126,926    116,216        9        238,560      229,706        4       456,973     458,323        -
  Cellular                  118,815    103,366       15        226,968      192,085       18       433,005     350,914       23
  Other operations           35,377     36,445       (3)        73,389       77,012       (5)      135,843     151,017      (10)
    Total                  $804,453   $786,476        2     $1,578,719   $1,550,091        2    $3,138,353  $3,046,445        3


Operating Income:
  Telephone                $102,519   $106,672       (4)    $  207,954   $  214,570       (3)   $  415,926  $  412,823        1
  Information services       35,081     29,040       21         65,047       56,585       15       140,505     122,624       15
  Product distribution        6,662      7,208       (8)        13,121       14,343       (9)       26,116      27,109       (4)
  Cellular                   39,243     33,032       19         71,790       54,496       32       138,801     102,202       36
  Other operations            3,094      1,755       76          5,548        4,123       35         8,465      10,415      (19)
  Corporate expenses         (5,709)    (7,924)     (28)       (11,405)     (12,796)     (11)      (25,101)    (22,171)      13
    Total                  $180,890   $169,783        7     $  352,055   $  331,321        6    $  704,712  $  653,002        8

                                        15

Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share amounts)


                                                   Three Months                  Six Months                    Twelve Months
                                                  Ended June 30,               Ended June 30,                  Ended June 30,

                                                  1996         1995            1996           1995             1996          1995
Revenues and Sales:
   Service revenues                           $624,560     $615,156      $1,231,606     $1,205,922       $2,467,510    $2,361,186
   Product sales                               179,893      171,320         347,113        344,169          670,843       685,259
   Total revenues and sales                    804,453      786,476       1,578,719      1,550,091        3,138,353     3,046,445

Costs and Expenses:
   Cost of products sold                       122,719      114,826         231,186        229,895          450,410       453,369
   Operations                                  343,625      346,690         680,042        682,480        1,350,123     1,327,934
   Maintenance                                  37,690       36,993          74,389         74,151          148,136       152,019
   Depreciation and amortization               103,546      100,557         209,538        197,031          422,306       391,490
   Taxes, other than income taxes               15,983       17,627          31,509         35,213           62,666        68,631
   Total costs and expenses                    623,563      616,693       1,226,664      1,218,770        2,433,641     2,393,443

Operating Income                               180,890      169,783         352,055        331,321          704,712       653,002

Other income, net                                  231         (178)            777          1,398            1,860          (326)
Interest expense                               (31,989)     (37,896)        (66,199)       (75,028)        (136,599)     (146,153)
Gain on disposal or exchange of assets,
   write-down of assets and other                    -       25,927          (2,278)        25,927            2,570       (28,230)

Income before income taxes                     149,132      157,636         284,355        283,618          572,543       478,293
Federal and state income taxes                  57,224       59,532         108,374        106,891          218,673       177,886

Net income                                      91,908       98,104         175,981        176,727          353,870       300,407
Preferred dividends                                274          279             548            596            1,110         1,201

Net income applicable to common shares        $ 91,634     $ 97,825      $  175,433     $  176,131       $  352,760    $  299,206

Primary Earnings per Share                        $.48         $.52            $.92           $.93            $1.85         $1.58

                                        16

Consolidated Statements of Cash Flows (unaudited)
(Dollars in thousands)


                                                       Six Months                Twelve Months
                                                     Ended June 30,              Ended June 30,
                                                      1996         1995          1996          1995
Net Cash Provided by Operations                   $365,791     $305,149      $749,828      $639,682

Cash Flows from Investing Activities:
  Additions to property, plant and equipment      (222,911)    (279,451)     (466,524)     (619,203)
  Sale of property                                  38,687       84,828       166,770        84,828
  Additions to capitalized software
    development costs                              (30,526)     (24,218)      (58,616)      (37,210)
  Investments sold (acquired)                       20,102      (17,276)        3,649       (25,064)
  Other, net                                        (9,931)      (3,359)      (78,591)      (24,183)

    Net cash used in investing activities         (204,579)    (239,476)     (433,312)     (620,832)

Cash Flows from Financing Activities:
  Dividends on preferred and common stock          (99,019)     (91,122)     (190,167)     (177,962)
  Reductions in long-term debt                    (369,795)     (32,874)     (614,557)      (45,272)
  Long-term debt issued                            313,682       36,385       495,461       175,415
  Common stock issued                                3,625        9,192        11,658        22,925
  Other, net                                          (686)        (381)       (1,442)      (11,824)

    Net cash used in financing activities         (152,193)     (78,800)     (299,047)      (36,718)

Increase (decrease) in cash and
  short-term investments                             9,019      (13,127)       17,469       (17,868)

Cash and Short-term Investments:
  Beginning of period                               21,421       26,098        12,971        30,839

  End of period                                   $ 30,440     $ 12,971      $ 30,440      $ 12,971

                                        17

Consolidated Balance Sheets (unaudited)


Assets (Dollars in thousands)
                                                    June 30,        Dec. 31,        June 30,
                                                      1996            1995            1995
Current Assets:
  Cash and short-term investments                  $   30,440      $   21,421      $   12,971
  Accounts receivable (less allowance for
    doubtful accounts of $19,054, $18,439
    and $22,250, respectively)                        552,811         582,797         549,342
  Materials and supplies                               21,040          22,191          28,998
  Inventories                                          88,394          89,667          89,229
  Prepaid expenses                                     24,806          15,165          21,827
  Total current assets                                717,491         731,241         702,367

Investments                                           859,391         611,706         444,645
Excess of cost over equity in purchased entities      480,933         480,070         496,676

Property, Plant and Equipment:
  Telephone                                         3,682,361       3,733,468       3,726,433
  Information services                                491,286         468,648         405,448
  Cellular                                            506,953         462,397         399,326
  Other                                                27,081          28,965          30,408
  Under construction                                  213,456         148,349         264,120
  Total property, plant and equipment               4,921,137       4,841,827       4,825,735
  Less accumulated depreciation                     1,939,946       1,869,075       1,823,930
  Net property, plant and equipment                 2,981,191       2,972,752       3,001,805

Other assets                                          334,840         277,336         275,905

Total Assets                                       $5,373,846      $5,073,105      $4,921,398

                                        18

Liabilities and Shareholders' Equity

                                                    June 30,        Dec. 31,        June 30,
                                                      1996            1995            1995
Current Liabilities:
  Current maturities of long-term debt             $   36,967      $   36,892      $   38,722
  Accounts payable                                    204,870         213,944         226,939
  Advance payments and customers' deposits             76,490          73,660          63,049
  Accrued taxes                                        50,101          58,341          57,528
  Accrued dividends                                    49,424          49,149          45,195
  Other current liabilities                           111,893         137,298         139,128
  Total current liabilities                           529,745         569,284         570,561

Deferred Credits:
  Investment tax                                       18,742          21,821          26,556
  Income taxes                                        702,084         544,435         452,612
  Total deferred credits                              720,826         566,256         479,168

Long-term debt                                      1,695,068       1,761,604       1,836,197
Other liabilities                                     247,186         233,318         248,270
Preferred stock, redeemable                             6,508           7,078           7,513

Shareholders' Equity:
  Preferred stock                                       9,223           9,241           9,287
  Common stock                                        189,567         189,268         188,887
  Additional capital                                  359,074         355,663         347,698
  Unrealized holding gain on investments              367,242         208,681         144,039
  Retained earnings                                 1,249,407       1,172,712       1,089,778
  Total shareholders' equity                        2,174,513       1,935,565       1,779,689

Total Liabilities and Shareholders' Equity         $5,373,846      $5,073,105      $4,921,398

                                        19

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1.    FINANCIAL STATEMENT PRESENTATION:

      The consolidated financial statements at June 30, 1996 and 1995 and for the three, six and twelve month periods then ended are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods.

To ALLTEL Stockholders:


ALLTEL Corporation recently announced its financial results for the period ended June 30, 1996.
     Second quarter earnings per share from operations were 48 cents, compared with 43 cents per share a year ago, a 12 percent increase. Net income from operations for the second quarter of 1996 was $91,908,000, compared with $81,497,000 in the second quarter of 1995, an increase of 13 percent. Revenues and sales were $804,453,000, up from $786,476,000 in the corresponding quarter of 1995.
     Earnings per share from operations for the six months ended June 30, 1996 were 93 cents compared to 84 cents a year ago - an 11 percent increase, while net income from operations was $177,462,000, also up 11 percent from $160,120,000 in the year-ago period. Revenues and sales were $1,578,719,000, up from $1,550,091,000 in 1995.
     Including one-time items, second quarter 1995 earnings per share and net income were 52 cents and $98,104,000, respectively. Earnings per share and net income for the six months ended June 30, 1996 were 92 cents and $175,981,000, compared to 93 cents and $176,727,000, respectively, in the first six months of 1995.
     The six-month results for 1996 include debt refinancing costs partially offset by a gain on the sale of telephone properties. The second quarter and six-month results for 1995 include a net after-tax gain of $17 million or 9 cents per share primarily resulting from the sale of several telephone properties offset by the write-down on information services' check processing operations.
     Solid performance by telephone, double-digit results from cellular and cost improvements at information services produced another quarter of double-digit growth in earnings per share from continuing operations. Reduced interest costs - the result of the Company's debt refinancing efforts - also contributed to the quarter's strong earnings growth.
     As expected, telephone's reported results reflected the earlier sale of several properties. Telephone posted solid access line growth and strong productivity gains.
     Cellular was the primary driver of earnings growth in the second quarter. Revenues and operating income results reflected a continued focus on attracting and retaining quality customers, while implementing measures designed to reduce bad debt and fraud.
     Information services' second quarter revenue growth remained modest - the result of continued soft sales. Operating income growth was strong, reflecting the effects of continued cost control measures.

ALLTEL to Offer Integrated Package of Communication Services in Little Rock

ALLTEL recently announced plans to provide a comprehensive range of communications services, including local and long-distance service, cellular service, Internet access, network management and other services, to Little Rock, Ark., over the next 12-14 months.
     This represents the first market where ALLTEL will offer an integrated package of services beyond its traditional local telephone franchise area. Additional markets are under evaluation.
     Changes in technology and regulation have made it possible for the Company to bring new services to new markets, as well as to offer additional services to existing markets. ALLTEL plans to be an aggressive competitor in those areas where the Company has good market leverage or where good business opportunities exist.

Company Signs International Telecommunications Outsourcing Contract

ALLTEL Information Services recently signed its first international telecommunications outsourcing contract in the Asia-Pacific Region. Under terms of the 10-year agreement, ALLTEL will provide software and full outsourcing services to support the Pilipino Telephone Corporation (Pitel) - the second largest telecommunications company in the Philippines. ALLTEL will provide Pitel with a full array of outsourcing services - including software conversion, data center management, network monitoring and management, billing and customer care services, application processing and maintenance and disaster recovery services. In addition, Pitel will license ALLTEL's proprietary Virtuoso cellular billing and customer care software.

Board Declares Dividends

ALLTEL Corporation's Board of Directors declared regular quarterly dividends on the Company's common stock. The 26 cent dividend is payable Oct. 3, 1996 to stockholders of record as of Sept. 9, 1996.
     Regular quarterly dividends were also declared on all series of the Company's preferred stock. Preferred dividends are payable Sept. 15, 1996 to stockholders of record as of Aug. 23, 1996.



/s/ Joe Ford
Joe T. Ford,
Chairman, President and Chief Executive Officer
July 25, 1996